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                                  EXHIBIT 10.8

                           TOWER FINANCIAL CORPORATION

                       CODE OF BUSINESS CONDUCT AND ETHICS

PURPOSE

The Code of Business Conduct and Ethics ("the Code") reaffirms our basic policies and ethical conduct for its team members. The foundation of our code consists of basic standards of business as well as personal conduct:

     - Honesty and candor in our activities, including observance in spirit, as well as the letter of the law.

     - Avoidance of conflicts between personal interests and the interests of the Company, or even the appearance of such conflicts.

     - Respecting the confidentiality of information obtained in the course of business.

     - Maintenance of our reputation and avoidance of activities which might reflect adversely on the Company.

     -    Integrity in dealing with the Company's assets.

OBJECTIVE

The Company has established this policy to assist its team members in understanding and carrying out this mandate for honesty, integrity, and high standards of conduct:

     - A Company's reputation for integrity is its most valuable asset and is determined by the conduct of its team members.

     - Each team member must manage his/her personal and business affairs so as to avoid situations that might lead to a conflict or even suspicion of a conflict between self-interest and duty to the Company, its customers and its shareholders.

     - No Company position must ever be used, directly or indirectly, for private gain, to advance personal interests, or to obtain favors or benefits for a team member, a member of his/her family, or any other person.

SCOPE

Unless defined otherwise, the term "team member" in this Code is defined to include all directors, officers and employees of the Company. Additionally, this Code also is subject to all agents of the Company including, but not limited to its, attorneys, accountants, and consultants.

GENERAL

This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and team members of the Company

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor or the Compliance Officer how to handle the situation.

Those who violate the standards in this Code will be subject to disciplinary action up to and including termination of employment or service. IF YOU ARE IN A SITUATION WHICH YOU BELIEVE MAY VIOLATE OR LEAD TO A VIOLATION OF THIS CODE, FOLLOW THE GUIDELINES DESCRIBED IN SECTION 15 OF THIS CODE.

                   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All team members must respect and obey the laws of the cities, states and countries in which the Company conducts business. To that effect, all team members must take an active role in being


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knowledgeable of and ensuring compliance with all applicable laws and regulations, and must immediately report violations or suspected violations to their supervisor, the Compliance Officer or the Audit Committee.

During any government examination or investigation, you should never destroy or alter any Company documents, lie or make misleading statements to the government examiner or investigator, attempt to cause another team member to fail to provide accurate information and/or obstruct, mislead or delay the communication of information or records.

                              CONFLICTS OF INTEREST

Conflicts of interest are strictly prohibited under this Code, unless approved by the Audit Committee (in the case of directors or executive officers) or the CEO (in the case of other officers or employees). A "conflict of interest" exists when a person's private interest interferes - or even appears to interfere - in any way with the interests of the Company. The existence of a conflict depends upon the circumstances, including the nature and relative importance of the interest involved. A conflict of interest situation can arise when a team member takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a team member, or members of his or her family, receives improper personal benefits as a result of his or her position with the Company.

Although it is not practical to list every activity or interest that might present a conflict of interest, the following are examples of specific situations in which conflicts of interest could arise, and sets forth the Company's policy with respect to such conflicts of interest.

Interests in Other Companies

Team members, or members of their families(1), shall not acquire, own or have a significant financial interest(2) in any business organization that does or seeks to do business with the Company or is a competitor of the Company, unless
(a) such interest has been fully disclosed in writing to the Audit Committee (in the case of directors or executive officers) or to the CEO (in the case of other officers or employees) and (b) the Audit Committee or the CEO, as appropriate, notifies the director, officer or employee that it has been determined that the team member's duties for the Company will not require him or her to make or cause to be made decisions that could be influenced by such interest, or that the interest is otherwise permissible.

Employment by Other Companies

Team members shall not serve or accept an offer to serve as a director, partner, consultant of, or in a managerial position or any other form of employment or affiliation with, any business organization that does significant business with or is a competitor of the Company, unless (a) such position, employment or affiliation has been fully disclosed in writing to the Audit Committee (in the case of directors or executive officers) or to the CEO (in the case of other officers or employees) and (b) the Audit Committee or the CEO, as appropriate, notifies the team member that it has been determined that such position, employment or affiliation is permissible.

Conducting Business with Related Companies

Team members shall not conduct business on behalf of the Company with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that calls for disclosure under the Code standards described above or that otherwise could be considered significant in terms of potential conflict of interest, unless (a) such business dealings have been disclosed in writing to the Audit Committee (in the case of directors or executive officers) or the CEO (in the case of other officers or employees) and (b) the Audit Committee or the CEO, as appropriate, notifies the team member that it has been determined that such transaction is permissible.

Unrelated Outside Employment

Should an officer or employee be engaged in outside employment not related to his or her regularly assigned work and not covered by the Code standards described above, such outside employment must not detract from the officer's or employee's job performance or otherwise be detrimental to the best

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(1)  Family members include spouse, children, stepchildren, grandchildren, parents, stepparents, brothers, sisters, grandparents, in-laws, spouse's in-laws, and any person living in the same household as the team member.

(2) A significant financial interest is an aggregate interest of a team member and family members of more than: (a) 10% of any class of the outstanding securities of a company, (b) 10% interest in a partnership or association, or (c) 10% of the total direct and beneficial assets or income of such team member.


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interests of the Company. Unless an officer or employee has questions concerning the application of this policy to his or her particular situation, no notice to the Company is required.

Reporting to an Immediate Family Member

The potential for conflict of interest clearly exists if your spouse, partner or immediate family member also works at the Company and is in a direct reporting relationship with you. Officers or employees should not directly supervise, report to, or be in a position to influence the hiring, work assignments or evaluations of someone with whom they have a romantic or familial relationship.

Transacting or Processing Personal Transactions

Officers or employees should not be the sole individual processing transactions on their personal accounts at Tower Bank Officers and employees should avoid involvement of any kind in the credit approval process, when the credit being considered will directly or indirectly benefit him or her. This clearly creates a conflict of interest and does not follow good internal control. Personal transactions should be transacted by or presented to an appropriate officer or employee in order to be processed.

Soliciting Suppliers and Customers

No one should request donations from suppliers, customers or contractors to help pay for any Company events. Solicitations of cash, merchandise or services are not allowed because they could be perceived to create obligations in order to keep, increase or obtain Company business. The Company desires that its suppliers and vendors understand that their business relationship with the Company is based totally on their ability to competitively meet the Company's business needs.

Fees and Honorariums

With prior approval, you may give lectures, conduct seminars, publish articles in books or engage in any other similar activity for which you may be paid a fee or honorarium. However, any fees, honorariums or reimbursements must be transferred to the Company unless written approval is given to retain them.

Bribes and Kickbacks

Do not offer, give, solicit or receive bribes or kickbacks. Under some statutes, such as the Foreign Corrupt Practices Act, these are criminal actions that can lead to prosecution.

Gifts, Favors, Entertainment, Advances and Payments

Received by Company Team Members.

You may not seek or accept any gifts, advances, payments, fees, services, privileges, vacations or pleasure trips (even with an apparent business purpose), loans (other than conventional loans on customary terms from lending institutions) or other favors from any person or business organization that does or seeks to do business with, or is a competitor of, the Company. No one may accept anything of value in exchange for referral of third parties to any such person or business organization. In applying this policy:

          (a) You may accept common courtesies or ordinary social amenities valued less than $100 associated with generally accepted business practices for yourself and members of your families.

          (b) It is never permissible to accept cash or cash equivalents (savings bonds, stock, etc.) of any amount. In addition, entertainment beyond that described by (a) above should not be accepted under any circumstances.

Paid or Made by Company Team Members

You should be aware that it is a violation of law to confer benefits on an employee of another company if it is made without such person's employer's consent or knowledge and with intent to influence such person's conduct in relation to the affairs of the employer. The making of seasonal gifts at holiday time is generally not considered to be a violation of this policy; however, at no time may cash or cash equivalents (savings bonds, stock, etc.) be issued as gifts.

You may dispense common courtesies or ordinary social amenities generally associated with accepted business practices if they meet all the following criteria:

          (a)  There is a specific business purpose.

          (b) They are of limited value, and in a form that will not be construed as a bribe or pay-off.

          (c) They are not in contravention of applicable law (see above) and generally accepted ethical standards.


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          (d)  Public disclosure of the facts will not embarrass the Company or the director, officer or employee.

     Secret commissions or other secret compensation or payments are never permissible and may be a criminal offense.

Use of personal funds to make loan payments for any Tower customer, other than the officer's or employee's personal loans, for any reason is strictly prohibited.

Political Contributions

The Company may make political contributions to political parties and committees and to candidates for and holders of national, state and local governmental offices in accordance with applicable federal and state laws. Team members may not be reimbursed by the Company for contributions of any kind to any political party or committee or to any candidate for, or holder of, any office of any government - national, state or local. This policy is not intended to restrict in any manner the use of personal funds by team members for political contributions.

Again, conflicts of interest are prohibited as a matter of Company policy, except where approved by the Audit Committee (for directors and executive officers) or the CEO (for all other officers or employees). Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Compliance Officer, the CEO or the Audit Committee. Any team member who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, the Compliance Officer, the CEO or the Audit Committee or consult the procedures described in Section 14 of this Code.

3.   PERSONAL FINANCES

Team members are expected to live within their income and to manage their personal finances so as to avoid embarrassment personally and to the Company. This includes proper handling of bank accounts and not writing checks against insufficient funds. Excessive borrowing is evidence of poor financial management. The services and advise of the Company are available to all team members in need of financial guidance and assistance. Loans made to qualified team members are based on creditworthiness, including length of employment and prospects for continued employment.

4.   INSIDER TRADING

Team members who have access to non-public material information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. The term "trade" includes all securities transactions in the open market, and includes transactions in Company plans such as the Tower Financial 401(k) Plan and the Tower Financial Stock Option and Incentive Plans. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also is a violation of federal securities laws and can result in civil and criminal penalties. Non-public, material information includes, but is not limited to: significant new product/service developments, sales and earnings reports or projections, major contracts with customers or suppliers, plans for stock splits or buy backs and potential acquisitions or mergers. Such non-public material information in the case of another company would also include knowledge that the other company may enter into or is negotiating for a contract important to it for the sale of property, goods or services to or by the Company. In these instances where you have such information, you must refrain from buying or selling or encouraging others to buy or sell the Company's securities or securities of another company, as the case may be, until the information has been disclosed to the general public. If you have any questions about the appropriateness of purchasing or selling a security under these circumstances you should contact the Company's Secretary or the CEO. Directors and executive officers of the Company are reminded that they are subject to additional obligations and to certain reporting requirements under federal securities laws, which are beyond the scope of, and are not discussed in, this Code.

                             CORPORATE OPPORTUNITIES

Team members are prohibited from taking personal opportunities that are discovered through the use of Company property, information or position without the consent of the CEO or the Audit Committee. No team member may use Company property, information, or position for improper personal gain, and no team member may compete with the Company directly or indirectly. (See Section 2, Conflict of Interest.)


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Team members owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

                          COMPETITION AND FAIR DEALING

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. You should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

                          DISCRIMINATION AND HARASSMENT

The diversity of the Company's work force and management is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. For further information, please refer to the team member handbook.

                                HEALTH AND SAFETY

The Company strives to provide a safe and healthful work environment. Everyone has a responsibility for maintaining a safe and healthy workplace by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Officers and employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated. For further information, please refer to the team member handbook

                                 RECORD-KEEPING

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many officers and employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor, the Controller or the CFO. Rules and guidelines are available from the Finance Department. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation. Business records and communications often become public, and you should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that could be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Compliance Officer, the Controller or the CFO.

                                 CONFIDENTIALITY

Team members must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the CFO or CEO or legally mandated by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

Team members who have access to confidential information are obligated to safeguard it from unauthorized access and:

- not disclose this information to persons outside the Company. (Exercise caution when discussing company business in public places where conversations can be overheard. Recognize the potential for eavesdropping on cellular phones.)

- not use this information for personal benefit or the benefit of persons outside of the Company.

- not share this information with other employees except on a legitimate "need to know" basis.


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Written approval from the CFO or CEO is required before confidential information can be released outside the Company. This includes speeches, technical papers for publication, Company references, endorsements of other products and services, and information the Company has received from other companies under an obligation of confidentiality.

Any Company information created in the course of your employment or service belongs to the Company. The obligation to preserve confidential information continues even after your employment or service ends. Upon retirement or termination of employment or service, all written and tangible proprietary, confidential information must be returned to the Company prior to or on your last day of employment or service.

                   PROTECTION AND PROPER USE OF COMPANY ASSETS

Team members should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company assets should not be used for non-Company business.

Use of email, voice mail and internet services

E-mail systems and internet services are provided to help you do our work. Do not access, send, or download any information that could be insulting or offensive to another person, such as sexually explicit messages, cartoons, jokes, ethic or racial slurs, or any other message that could be viewed as harassment. Also, remember that "flooding" Company computer systems with junk mail and trivia is not acceptable behavior and hampers the ability of the Company's systems to handle legitimate Company business.

Your messages (including voice mail) and computer information are considered Company property and you should not have any expectation of privacy. Unless prohibited by law, the Company reserves the right to access and disclose this information as necessary for business purposes. Use good judgment, and do not access, send a message, or store any information that you would not want to be seen or heard by other individuals. Violation of these policies may result in disciplinary actions up to and including discharge from the Company.

Proprietary Information

Your obligation to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information may destroy the information's value, harm the Company's competitive position, or constitute breaches of agreements. It could also be illegal and result in civil or even criminal penalties.

The Company's guidelines regarding treatment of proprietary information are:

- Proprietary information should be discussed with Company team members only on a "need-to-know" basis.

- Unless someone with proper authority decides publicly to disclose proprietary information, disclosures to anyone outside the Company should occur only in conjunction with an executed confidential disclosure agreement prepared by the CFO or CEO.

- Always remain alert to inadvertent disclosure of proprietary information, e.g., in social conversations or normal business relations with suppliers, customers and others.

- Do not accept proprietary information from third parties unless such information is subject to a written confidentiality agreement prepared by the CFO or CEO.

While you must remain alert to the competitive environment and seek information with respect to the Company's markets and its competitors, you must do so only by means that are lawful and ethical. You must never participate in illegal or improper acquisition of another's proprietary information. If you are approached with offers of such information, or with any information believed to have originated illegally or improperly, you must immediately refer the matter to the CFO or CEO. (See Section 10, Confidentiality.)


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                        PAYMENTS TO GOVERNMENT PERSONNEL

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

               WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code for executive officers or directors may be made only by the Audit Committee and the Board of Directors and will be promptly disclosed to the Company shareholders, as required by law or stock exchange regulation.

All other waivers of this Code should be made by the CEO.

                   REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

You are encouraged to talk to supervisors, managers or other appropriate personnel, or the Audit Committee members about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. All team members should report violations of laws, regulations, rules, or this Code. It is the Company's policy not to allow retaliation for reports of misconduct by others made in good faith by team members. You are expected to cooperate in internal investigations of misconduct.

                       COMPLIANCE STANDARDS AND PROCEDURE

Interpretation

The Compliance Officer is responsible for giving guidance on interpreting and applying the Code when questions arise. The key exceptions are when guidance from the Company's legal counsel is specified or questions arise about the legal impact of an action. Any questions should be addressed in writing to Tower Financial Corporation, 116 E Berry St, Fort Wayne, IN 46802, attention:
Compliance Officer. In addition, the Compliance Officer can be reached at (260) 427-7118.

Reports of Non-Compliance

The Audit Committee is a resource for any team member to report suspected instances of violations of law or improper conduct in the Company. Any employee, officer or director who is concerned that a team member has violated or may violate any law or Code standard may report this concern to his or her supervisor, Compliance Officer, CEO or directly to the Audit Committee. Failure to make such a report is a violation of these Code standards and may be subject to disciplinary action up to and including termination. You have a right, and at times a legal obligation, to call the Company's attention to situations in which the law or the Code standards have been breached. You may contact William G. Niezer, Chairman of the Audit Committee at (260) 435-4201 anonymously. Those who choose to identify themselves are assured that they will not suffer disciplinary or retaliatory action. Confidentiality will be maintained to the extent possible in light of the Audit Committee's duty to fully investigate any report of improper conduct in the Company. Upon receipt of a concern, the Audit committee will initiate an appropriate investigation and resolution of the matter. The Audit Committee may handle specific issues itself or may select an appropriate individual to gather needed information and evaluate situations. Anyone violating the Code may be subject to disciplinary action up to and including termination of employment. In special cases, the Company may be obligated to refer violations to appropriate law enforcement officials.

Audits

Periodically, compliance with the Code will be monitored by Internal Audit. Everyone must cooperate fully with these reviews and provide truthful and accurate information. Results of all such reviews will be reported to the Audit Committee.

Request for Exception

While some standards in the Code require strict application, others do allow exceptions. For example, minor conflicts of interest may be resolved by disclosing the conflict to all interested parties. Team


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members who believe they merit an exception should first contact their immediate supervisors. If an immediate supervisor agrees that an exception is warranted, he or she may forward a request for exception to the Compliance Officer, which shall be responsible for reviewing it and submitting it to the Audit Committee for approval or disapproval.

Non-Exclusivity

While the Code standards are extensive, they are by no means exhaustive. Nothing expressed or implied in the Code can represent all the policies and procedures the Company believes its team members should follow.

Remember, if you suspect that a violation of the law or the Code has taken place or may take place, keep the following guidelines in mind:

- MAKE SURE YOU HAVE ALL THE FACTS. In order to reach the right solutions, we must be as fully informed as possible.

ASK YOURSELF: WHAT SPECIFICALLY AM I BEING ASKED TO DO? DOES IT SEEM UNETHICAL OR IMPROPER? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

CLARIFY YOUR RESPONSIBILITY AND ROLE. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

DISCUSS THE PROBLEM WITH YOUR SUPERVISOR, COMPLIANCE OFFICER, CEO OR AUDIT COMMITTEE MEMBER. This is the basic guidance for all situations. In many cases, your supervisor, Compliance Officer, CEO or Audit Committee member will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is these individual's responsibility to help solve problems.

SEEK HELP FROM COMPANY RESOURCES. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with the Compliance Officer or the CEO. If that also is not appropriate, call (260) 435-4201, the direct line to the William G. Niezer, Chairman of the Audit Committee.

YOU MAY REPORT ETHICAL VIOLATIONS IN CONFIDENCE AND WITHOUT FEAR OF RETALIATION. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

ALWAYS ASK FIRST, ACT LATER: IF YOU ARE UNSURE OF WHAT TO DO IN ANY SITUATION, SEEK GUIDANCE BEFORE YOU ACT.


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